As filed with the Securities and Exchange Commission on May 21, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U-STORE-IT TRUST

(Exact name of registrant as specified in its charter)

Maryland	20-1024732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No. )

6745 Engle Road, Suite 300, Cleveland, Ohio 44130

(Address of Principal Executive Offices) (Zip Code)

U-STORE-IT TRUST EXECUTIVE

DEFERRED COMPENSATION PLAN

(Full title of the plan)

Kathleen A. Weigand, Esq.

Executive Vice President, General Counsel and Secretary

U-Store-It Trust

6745 Engle Road, Suite 300, Cleveland, Ohio 44130

(440) 234-0700

(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$3,000,000	N/A	$3,000,000	$92.10

(1)	The Deferred Compensation Obligations are unsecured obligations of U-Store-It Trust to pay deferred compensation in accordance with the terms of the U-Store-It Trust Executive Deferred Compensation Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

Due to uncertainty as to whether deferred compensation obligations would or should be considered “securities,” or be subject to registration, under the Securities Act, the Registrant is registering the deferred compensation obligations covered by this Registration Statement. However, the Registrant makes no admission by filing this Registration Statement that the deferred compensation obligations are securities or are subject to the registration requirements of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the U-Store-It Trust Executive Deferred Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by U-Store-It Trust (the “Company”) are incorporated by reference as of their respective dates into this Registration Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 10, 2007;

•	our Current Report on Form 8-K filed with the SEC on February 10, 2006;

•	our Current Report on Form 8-K/A filed with the SEC on April 21, 2006 (amending our Form 8-K filed with the SEC on February 10, 2006);

•

our Current Report on Form 8-K filed with the SEC on February 20, 2007 (except that the information included in Item 2.02 (including Exhibit 99.1 thereto) shall not be deemed incorporated by reference into this prospectus);

•	our Current Report on Form 8-K filed with the SEC on February 26, 2007;

•	our Current Report on Form 8-K filed with the SEC on March 1, 2007;

•	our Current Report on Form 8-K dated March 22, 2007 and filed with the SEC on March 28, 2007;

•	our Current Report on Form 8-K filed with the SEC on March 28, 2007;

•	our Current Report on Form 8-K filed with the SEC on April 24, 2007;

•	our Current Report on Form 8-K filed with the SEC on May 11, 2007;

•	our Current Report on Form 8-K/A filed with the SEC on May 11, 2007 (amending our Form 8-K filed with the SEC on March 28, 2007); and

•

all other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2006 (but excluding all information furnished to the SEC pursuant to Items 2.02 and 7.01 of any current report on Form 8-K).

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The $3,000,000 of deferred compensation obligations being registered under this Registration Agreement (the “Deferred Compensation Obligations”) are issuable under the terms of the U-Store-It Trust Executive Deferred Compensation Plan (the “Plan”) and represent a general, unsecured obligation of the Company to pay participants in the Plan certain compensation amounts in the future that have been deferred by them and credited to bookkeeping accounts for their benefit. The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act. Following is a brief summary of the Plan, which is qualified in its entirety by reference to the full terms of the Plan filed as Exhibit 4 attached hereto and incorporated herein by reference.

The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Company is the Plan Administrator. Employees having the title of vice president or above are eligible participants of the Plan. Eligible participants may elect each plan year to defer all or a portion of their salary and bonus and have such deferred compensation credited to separate distribution accounts until paid in accordance with the Plan and the participant’s distribution elections. Each distribution account will be credited with the returns of the investment options selected by the participants, which includes investment options that are available in the U-Store-It Mini Warehouse Co. 401(k) Retirement Savings Plan (the “401(k) Plan”), or such other investment fund(s) as the Compensation Committee may designate from time to time. Participants may allocate balances in their distribution accounts among the investment options in whole percentages of not less than one percent.

The Company will credit to the distribution accounts a matching deferred compensation amount that is equal to the difference between the total matching contribution such participant would have received under the 401(k) Plan without regard to the limitations imposed pursuant to Sections 402(g), 415 and 417 of the Internal Revenue Code and the actual matching contribution such participant receives under the 401(k) Plan, provided such participant has made the maximum elective deferrals to the 401(k) Plan. The Compensation Committee may, in its discretion, approve for any plan year an additional credit to a participant’s distribution account as nonelective deferred compensation.

Elections to defer compensation under the Plan for a new plan year must be received by the Company not later than the close of the preceding taxable year in order to be effective, and are irrevocable as of the first day of the plan year (or other period) to which it relates, except that (i) in the case of a hardship distribution, the election may be cancelled for the remainder of the plan year, and (ii) a participant who has elected a lump sum distribution from a retirement distribution account may make a subsequent election to delay commencement of payment of such amount for a period of five years from the date such payment would otherwise have been made. In the case of newly eligible participants, the election to participate must be made within 30 days of first eligibility in order to be effective in that plan year. In the case of any performance-based compensation for services performed over a period of 12 months, an election may be made no later than six months before the end of the performance period.

Payment from the distribution accounts will be made in a lump sum or in annual installments over two, three, four, five, 10 or 15 years as elected by the participant following either retirement, separation of service other than retirement or as elected by the participant in accordance with the terms of the Plan. In the event of death prior to commencement of payment of the distribution accounts, benefits under the Plan shall be payable to a participant’s beneficiary either in a lump sum or in the manner elected by the participant at the time the deferral election was made. In the event of death after annual installment distributions have commenced, any remaining installments shall continue to be paid in annual installments to the participant’s beneficiary.

Item 5.	Interests of Named Experts and Counsel

Kathleen A. Weigand, Executive Vice President, General Counsel and Secretary of the Company, passed upon the legality of the Deferred Compensation Obligations issuable under the Plan. Mrs. Weigand is an eligible participant of the Plan. Mrs. Weigand beneficially owns less than one percent of the common shares of the Company.

Item 6.	Indemnification of Directors and Officers

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and our shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director or officer be indemnified in circumstances in which the director or officer is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

We entered into indemnification agreements with each of our executive officers and trustees whereby we indemnify such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index appearing on the page following the signature page of this Registration Statement, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on May 21, 2007.

U-STORE-IT TRUST

By:	/s/ Dean Jernigan
Dean Jernigan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Trustees	May 21, 2007
William M. Diefenderfer III

*	President and Chief Executive	May 21, 2007
Dean Jernigan	Officer; Trustee (Principal Executive Officer)

*	Chief Financial Officer	May 21, 2007
Christopher P. Marr	(Principal Financial Officer)

*	Senior Vice President and Chief	May 21, 2007
Timothy M. Martin	Accounting Officer (Principal Accounting Officer)

*	Trustee	May 21, 2007
Thomas A. Commes

*	Trustee	May 21, 2007
John C. Dannemiller

*	Trustee	May 21, 2007
Harold S. Haller

*	Trustee	May 21, 2007
Marianne M. Keler

*	Trustee	May 21, 2007
David J. LaRue

*	By:	/s/ Kathleen A. Weigand
Kathleen A. Weigand
Attorney-in-Fact for the Officers and Trustees signing in the capacities indicated

EXHIBIT INDEX

Exhibit Number
4	U-Store-It Trust Executive Deferred Compensation Plan, amended and restated as of January 1, 2007 (incorporated by reference to Exhibit 10.92 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006).

5	Opinion of Kathleen A. Weigand, Executive Vice President, General Counsel and Secretary, as to the legality of the Deferred Compensation Obligations.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kathleen A. Weigand, Executive Vice President, General Counsel and Secretary, (contained in her opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney.